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                                                                     EXHIBIT 4.1


                           CERTIFICATE OF DESIGNATIONS

                      SETTING FORTH THE PREFERENCES, RIGHTS

                   AND LIMITATIONS OF THE SERIES B CONVERTIBLE

                    PREFERRED STOCK OF COMPUTER MOTION, INC.

        The undersigned officers of COMPUTER MOTION, INC. (the "Corporation"), a Delaware corporation, DO HEREBY CERTIFY that, pursuant to the provisions of Sections 151 and 242 of the General Corporation Law of the State of Delaware:

        1. The name of the Corporation is Computer Motion, Inc. and the Corporation is validly existing and incorporated.

        2. On January 19, 2001, pursuant to authority vested in the Board of Directors by Article IV of the Corporation's Second Amended and Restated Certificate of Incorporation, the Board of Directors established a series of up to 12,000 shares of Series B Convertible Preferred Stock of the Corporation, par value $0.001 per share, and adopted the following with respect to the Certificate of Designations of the Series B Convertible Preferred Stock:

           WHEREAS, the Corporation desires to create a new series of its Preferred Stock to be designated as "Series B Convertible Preferred Stock";

           NOW THEREFORE, it is hereby

           RESOLVED, that a new series of the class of authorized preferred stock of the Corporation, designated "Series B Convertible Preferred Stock," be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof shall be as set forth below:

           SECTION 1. DESIGNATION AND AMOUNT; PAR VALUE.

                The shares of such series shall be designated as "Series B Convertible Preferred Stock" and the number of shares constituting such series shall be 12,000. The par value of each share of the series shall be $0.001. Each share of the Series B Convertible Preferred Stock shall have a stated value of $1,000.

           SECTION 2. DIVIDENDS ON SERIES B CONVERTIBLE PREFERRED STOCK.

                The Corporation shall pay dividends on the stated value of each share of the Series B Convertible Preferred Stock at the rate of 4.9% per annum, computed based on a 360-day year consisting of twelve 30-day months; provided that the applicable dividend rate will permanently increase to 15% per annum upon the occurrence of the events described in the second paragraph of Section 4(b) below. Dividends shall be cumulative


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           with respect to each share of the Series B Convertible Preferred
           Stock while such share is outstanding. Dividends shall be payable in arrears on the earlier to occur of (i) the date of conversion of a share of the Series B Convertible Preferred Stock into Common Stock (as defined in Section 4 below) as provided herein and (ii) the Redemption Date (as defined below). At the option of the Corporation, dividends may be payable to the holder of shares of the Series B Convertible Preferred Stock registered on the books of the Corporation (the "Holder") in the form of either (i) such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or (ii) provided, and to the extent, that the Maximum Share Issuance (as defined in Section 4(b) below), if then applicable, shall not have occurred in respect of the shares of Series B Convertible Preferred Stock held by such Holder, the number of full shares of Common Stock that the amount of accrued dividends payable would entitle such Holder to acquire based upon a price per share equal to the Conversion Price (as defined in Section 4(a) below) determined as if the Conversion Date were the date on which such dividends became payable. The Corporation shall notify the Holder in writing within one (1) business day of the date Notice of Conversion by the Holder is received by the Corporation or ten (10) business days prior to the Redemption Date, as applicable, of the form in which the Corporation elects to pay accumulated dividends. In the event the Corporation fails to timely provide such notice, payments of dividends shall be in Common Stock.

           SECTION 3. REDEMPTION.

                (a) Redemption Date; Mandatory Redemption Date.

                    (1) The "Redemption Date" shall mean, (i) in the case of a mandatory redemption, the Mandatory Redemption Date, (ii) in the case of redemption upon a Redemption Event (as defined below), the date a demand for redemption is made following such Redemption Event, or
           (iii) in the case of an elective redemption in the event of a Change of Control (as defined below), the time immediately prior to the consummation of the Change of Control Transaction (as defined below).

                    (2) The "Mandatory Redemption Date" shall mean February 16, 2004.

                    (3) The "Default Redemption Date" shall mean the date a demand for redemption is made or deemed to be made following a Redemption Event.

                (b) Mandatory Redemption. On the Mandatory Redemption Date, each Holder shall surrender to the Corporation its stock certificate representing then outstanding shares of the Series B Convertible Preferred Stock (the "Series B Convertible Stock Certificates") and, upon such surrender, the Corporation shall deliver to the Holder, at the Corporation's option, (i) subject to, and only to the extent such conversion is within the limits of, the Maximum Share Issuance, if then applicable, and the 9.9% Limitation (as defined in Section 4(b) below), the number of shares of Common Stock determined pursuant to
           Section 4(b) as if such Mandatory Redemption Date were the Date of Conversion or (ii) with respect to each share of Series B Convertible Preferred Stock so redeemed, an amount of cash equal to the Liquidation Preference.


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                (c) Other Redemption Provisions. The Series B Convertible
           Preferred Stock may also be redeemed prior to a Change of Control Transaction or following a Redemption Event, as provided elsewhere herein.

           SECTION 4. CONVERSION.

                (a) General; Automatic Conversion. Subject to this Section 4, a Holder has the right to convert shares of the Series B Convertible Preferred Stock, in whole or from time to time in part, into such number of shares of common stock, par value $.001 per share, of the Corporation (the "Common Stock") equal to the aggregate stated value of the shares of Series B Convertible Preferred Stock plus accumulated and unpaid dividends thereon divided by the then applicable Conversion Price. Notwithstanding the foregoing, the Series B Convertible Preferred Stock will automatically convert to shares of Common Stock at the then applicable Conversion Price in the event that (x) the Corporation shall have completed a bona fide public registered equity financing, the net proceeds to the Corporation of which exceed $20,000,000 and the price per share of the securities sold in such equity financing is greater than $11.54 or (y) the Closing Price (as defined below) per share of Common Stock for any 30 consecutive trading days following the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) is greater than $11.54 (the "Threshold Appreciation Price").

                (b) Conversion Price; Amount; Maximum Share Issuance. The price at which the Holder may convert shares of the Series B Convertible Preferred Stock (or any portion thereof) into shares of Common Stock (the "Conversion Price") shall initially be $5.77 (the "Initial Conversion Price"); provided, however, that, subject to the immediately succeeding sentence, on August 16, 2001 and November 16, 2001 (each a "Reset Date"), the Conversion Price shall be reset to the lower of (i) the Initial Conversion Price and (ii) the average of the 10 lowest Closing Prices during the 20 consecutive trading days immediately preceding (but excluding) such Reset Date (the "Reset Conversion Price"), provided that in no event shall the Reset Conversion Price be less than $2.72 (the "Conversion Price Floor"). Notwithstanding the foregoing, if the Closing Price per share of Common Stock for any 25 consecutive trading days following the effectiveness of any registration statement filed pursuant to the Registration Rights Agreement (as defined below) and prior to the first Reset Date is equal to or greater than the Threshold Appreciation Price, the Conversion Price shall not be reset on such Reset Date or on the second Reset Date and the Conversion Price shall remain as the Initial Conversion Price. The "Closing Price" with respect to the per-share price of Common Stock on any day means the closing price, as reported by Bloomberg, L.P. on such day on the NASDAQ National Market (or the NASDAQ Small Cap Market, the New York Stock Exchange or American Stock Exchange in the event any such market or exchange constitutes the principal market on which the Common Stock is quoted or listed or admitted to trading) (such four markets and exchanges, the "Approved Markets") or, if not quoted or listed or admitted to trading on any such Approved Market, the closing bid price in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Corporation for that purpose. In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled upon conversion of shares of the Series B Convertible Preferred Stock, the number of shares of Common Stock issuable upon conversion thereof shall be rounded up to the nearest whole number.


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                The maximum number of shares of Common Stock (the "Maximum Share
           Issuance") initially issuable upon conversion of all or any shares of the Series B Convertible Preferred Stock (including shares of Common Stock that (x) the Corporation elects to issue in payment of dividends as provided in Section 2 hereof and (y) the Holder elects to receive in the form of Common Stock, if any, pursuant to the Registration Rights Agreement (as from time to time amended the "Registration Rights Agreement"), dated as of the Initial Issuance Date, between the Corporation and the original purchasers of the Series B Convertible Preferred Stock) is 2,025,733; provided, however, that the limitation on conversion of shares of Series B Convertible Preferred Stock up to the Maximum Share Issuance shall be eliminated if (A) the Corporation receives approval from its shareholders to issue the maximum number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock upon the terms of this Certificate of Designation in accordance with the provisions of the Approved Market on which Corporation's Common Stock is then listed or traded or (B) the Common Stock is no longer quoted or listed on an Approved Market. In the event there is more than one Holder of Series B Convertible Preferred Stock, the unused portion of the Maximum Share Issuance, if then applicable, shall be allocated on a pro rata basis among the Holders based upon the aggregate outstanding shares of Series B Convertible Preferred Stock. As of the date on which the Maximum Share Issuance, if then applicable, has occurred in respect of a Holder's entire position of shares of the Series B Convertible Preferred Stock (and accordingly, such Holder is unable to convert its remaining Series B Convertible Preferred Stock into shares of Common Stock), the dividend rate payable on the remaining shares of the Series B Convertible Preferred Stock not convertible as a result of the occurrence of the Maximum Share Issuance held by such Holder shall permanently increase to 15% per annum and shall be payable in arrears in cash monthly on the last business day of each month, to the extent payment in cash shall be lawful (regardless of whether the allocable Maximum Share Issuance, if then applicable, applicable to such Holder's shares of the Series
           B Convertible Preferred Stock subsequently increases as a result of conversions by other Holders or otherwise).

                Notwithstanding any other provision of this Section 4, as of any date prior to the Redemption Date, the aggregate number of shares of Common Stock into which all shares of the Series B Convertible Preferred Stock (inclusive of shares of Common Stock issuable in payment of accrued dividends) and all other securities convertible into Common Stock held by a Holder and its affiliates shall be convertible, together with the shares of Common Stock then beneficially owned (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such Holder and its affiliates (excluding shares of Common Stock otherwise deemed beneficially owned as a result of the convertibility of the shares of the Series B Convertible Preferred Stock held by the Holder or its affiliates), shall not exceed 4.9% of the total outstanding shares of Common Stock as of such date (the "4.9% Limitation"). In addition, notwithstanding any other provision of this Section 4, during any consecutive 61-day period no Holder (together with its affiliates) may (x) convert its Series B Convertible Preferred Stock into a number of shares of Common Stock exceeding 9.9% of the Corporation's issued and outstanding shares of Common Stock as of the first day of such 61-day period or sell shares of Common Stock (whether acquired upon conversion of the Series B Convertible Preferred Stock or otherwise in excess of 9.9% of the Corporation's issued and outstanding


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           shares of Common stock as of the first day of such 61-day period)
           (the "9.9% Limitation"). Notwithstanding any other provision of this Certificate of Designations, at the time of the initial issuance of the Series B Convertible Preferred Stock, each Holder at such time may elect to the extent to so provided in the Securities Purchase Agreement (as defined below) to waive or opt out of the foregoing limitations on conversion; otherwise such limitations on conversions may not be waived, amended or modified. The Corporation shall have no obligation to monitor compliance with the foregoing limitations on conversion.

                (c) Mechanics of Conversion. To convert shares of the Series B Convertible Preferred Stock, the Holder must (i) complete and sign a Notice of Conversion in form acceptable to the Corporation (the "Notice of Conversion") and deliver the Notice of Conversion to the Corporation as herein provided and (ii) prior to the date on which delivery of Common Stock is required to be made hereunder, (x) duly endorse and deliver to the Corporation the Series B Convertible Stock Certificate(s) representing the shares of the Series B Convertible Preferred Stock being converted and (y) pay any transfer or similar tax with respect to the delivery of such Series B Convertible Stock Certificate(s) if required. The Holder shall surrender such Series B Convertible Stock Certificate(s) and the Notice of Conversion to the Corporation (with an advance copy by facsimile of the Notice of Conversion). The date on which Notice of Conversion is given (the "Date of Conversion") shall be deemed to be the date of receipt by the Corporation of the facsimile of the Notice of Conversion, provided that such Series B Convertible Stock Certificate(s) are received by the Corporation within five (5) business days thereafter. The Corporation shall not be obligated to cause the transfer agent for the Common Stock (the "Transfer Agent") to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either such Series B Convertible Stock Certificate has been received by the Corporation or, if such Series B Convertible Stock Certificate(s) have been lost, stolen or destroyed, the Holder has executed and delivered to the Corporation an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the shares of the Series B Convertible Preferred Stock represented by such Series B Convertible Stock Certificate(s).

                If the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, the Corporation shall cause the Transfer Agent to transmit electronically the shares of Common Stock issuable to the Holder upon conversion of shares of the Series B Convertible Preferred Stock by crediting the account of the Holder's prime broker with DTC through DTC's Deposit Withdrawal Agent Commission ("DWAC") system, within three (3) business days after delivery to the Corporation of the Holder's Series B Convertible Stock Certificate(s). In the event the Holder otherwise elects in writing, however, the Corporation shall cause the Transfer Agent to issue and deliver (within such three (3) business day period) to the address of the Holder on the books of the Corporation, as contemplated by the purchase agreement pursuant to which the shares of the Series B Convertible Preferred Stock being


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           converted were issued (the "Securities Purchase Agreement"), or as otherwise directed pursuant to the Notice of Conversion, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. In the event the Corporation fails to complete such delivery as aforesaid, it shall be responsible for actual damages incurred by the Holder as a result thereof. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding that the Holder is required to deliver the Series B Convertible Stock Certificate(s), duly endorsed, within five (5) business days after the Date of Conversion, if such Series B Convertible Certificate(s) are not received by the Corporation within ten (10) business days after the Date of Conversion, the Corporation may at its option elect, by written notice given to the Holder within fifteen (15) business days after the Date of Conversion, elect (A) to treat Notice of Conversion as null and void or (B) to treat the Notice of Conversion as binding and require the Holder to deliver the applicable Series B Convertible Stock Certificate(s). In the event the Corporation elects to treat the Notice of Conversion as binding, the shares of Series B Convertible Preferred Stock with respect to which such Notice of Conversion was given shall thereafter no longer be deemed outstanding and the Holder thereof shall not be entitled to any voting or other rights attendant thereto, excepting only the right to receive, upon the delivery to the Corporation of the applicable Series B Convertible Stock Certificate(s), the share of Common Stock upon the conversion thereof as contemplated above.

                Following conversion of a share of the Series B Convertible Preferred Stock, such share will no longer be outstanding and may not be reissued. In the event of the conversion of less than all of the shares of the Series B Convertible Preferred Stock represented by a Series B Convertible Stock Certificate, the Corporation or its Transfer Agent will issue to the Holder a new stock certificate representing the number of shares of the Series B Convertible Preferred Stock not converted or shall endorse the Series B Convertible Stock Certificate to reflect such conversion.

                (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, or both, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series B Convertible Preferred Stock and all other securities of the Corporation convertible or exchangeable into Common Stock.

                (e) Adjustment to Conversion Prices, the Threshold Appreciation Price, the Conversion Price Floor, Maximum Share Issuance and Minimum Trigger Price.

                    (i) If, prior to the conversion of all shares of the Series B Convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend of shares of Common Stock or other shares of capital stock, reclassification or other similar event, the Conversion Price (which terms includes the Initial Conversion Price and the Reset Conversion Prices, if any, to the extent any such Reset Conversion Price is then in effect) and the Conversion Price Floor (together, the



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           "Conversion Prices") shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares or other similar event, the Conversion Prices shall be proportionately increased, in each case, such that a Holder will have the right to receive upon conversion of shares of the Series B Convertible Preferred Stock the number of shares of Common Stock (or other shares of capital stock) of the Corporation (notwithstanding the limitations set forth in Section 4(b)) that such Holder would have been entitled to receive had the Holder converted such shares of the Series B Convertible Preferred Stock immediately prior to such action. The Maximum Share Issuance, the Threshold Appreciation Price and the Minimum Trigger Price (as defined in clause (iv) below) shall likewise be proportionately adjusted upon any increase in the number of outstanding shares of Common Stock on account of any stock split, stock dividend of shares of Common Stock or other shares of capital stock, reclassification or other similar event or upon any decrease in number of outstanding shares of Common Stock on account of any combination or reclassification of shares or other similar event.

                    (ii) If, prior to the conversion of all shares of the Series B Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (a "Conversion Reclassification Event"), as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the Corporation or the same or another class or classes of stock or securities of the Corporation or another entity, then the Holder shall thereafter have the right to receive upon conversion of shares of the Series B Convertible Preferred Stock, upon the basis and the terms and conditions specified herein, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the conversion of such shares of the Series B Convertible Preferred Stock (irrespective of the limitations set forth in Section 4(b)) had such Conversion Reclassification Event not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder such that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Prices, the Threshold Appreciation Price, the Maximum Share Issuance and the Minimum Trigger Price and of the number of shares issuable upon conversion of shares of the Series B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion of shares of the Series B Convertible Preferred Stock; provided, however, that this Section 4(e)(ii) shall not apply to any Conversion Reclassification Event that constitutes a Change of Control Transaction (as defined in Section 6) in respect of which the Holders exercise their rights under Section 6. The Corporation shall not effect any Conversion Reclassification Event unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Holder such shares of stock and/or securities as the Holder is entitled to receive upon conversion in accordance with the foregoing.

                    (iii) In addition to the adjustments set forth above, if the Corporation distributes to all holders of its Common Stock any of its assets or debt securities or any rights or warrants to purchase securities other than Common Stock, then the Conversion



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           Prices shall be adjusted in such a manner as shall be agreed to by the Corporation and the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock as shall fairly preserve the economic rights and benefits of each Holder as contemplated by this Certificate of Designations. In the event that within 15 days of any such event, the Corporation and such Holders do not reach an agreement as to the appropriate adjustment, the Corporation shall retain, and pay for, a nationally recognized investment bank or accounting firm to determine the appropriate adjustment as soon as possible, but in any event not later than 45 days, after the date of such event.

                    (iv) In the event that, after the Initial Issuance Date, the Corporation shall (other than upon the exercise, exchange or conversion of any securities of the Corporation that are exercisable or exchangeable for, or convertible into, shares of Common Stock and that are outstanding as of the Initial Issuance Date, or upon the issuance or exercise of stock options under or pursuant to any stock option plan in effect on the Initial Issuance Date, upon the conversion of any shares of Series B Convertible Preferred Stock or the issuance of securities pursuant to a shareholder rights plan in effect on the Initial Issuance Date) at any time while any shares of the Series B Convertible Preferred Stock are outstanding (A) issue shares of Common Stock without consideration or at a price per share less than the then effective Conversion Price (such Conversion Price, the "Minimum Trigger Price") (B) issue options, rights or warrants to subscribe for or purchase Common Stock that provide for (upon the exercise thereof) the issuance of shares of Common Stock without consideration or at a price per share, which when added to the price or other consideration received for such options, rights or warrants, is less than the Minimum Trigger Price or (C) issue securities convertible into Common Stock having a conversion price less than the Minimum Trigger Price, the Conversion Prices to be in effect after the date of such issuance shall be adjusted by multiplying the Conversion Prices in effect immediately prior to the date of any such issuances referenced above by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so to be issued (or the aggregate issue price of the convertible securities so to be issued) would purchase at the Minimum Trigger Price and of which the denominator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of additional shares of Common Stock to be issued (or into which the convertible securities so to be issued are initially convertible). In case the price for such securities may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive. Such adjustment shall be made successively whenever the date of such issuance is fixed and, in the event that such options, rights, warrants or convertible securities (or portions thereof) expire or are otherwise discharged or redeemed without being exercised or converted, any adjustment in the Conversion Prices on account of the issuance of the same shall be reversed.




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                    (v) Adjustments pursuant to this Section 4(e) shall be
           permanent unless further adjustments are required pursuant to the terms of this Section 4(e). In the event the Initial Conversion Price is reset to a Reset Conversion Price in accordance with Section 4(b) above and the Conversion Price Floor shall have limited the amount to which the Reset Conversion Price would otherwise have been adjusted had such Conversion Price Floor limitation not existed, if the Conversion Price Floor shall be adjusted as a result of any of the foregoing adjustment provisions, the Conversion Price then in effect shall be recalculated pursuant to Section 4(b) based upon the adjusted Conversion Price Floor. No adjustment to the Conversion Prices pursuant to any of the events or circumstances set forth herein shall be made unless such adjustment shall be in an amount of at least two cents ($0.02); provided, however, that any adjustment that would otherwise be required to be made hereunder but for the fact that it is less than two cents ($0.02) shall be carried forward and made part of any subsequent adjustment that (a) when aggregated with prior adjustment(s) that have not been made because it was (or each of them was) less than two cents ($0.02) or (b) is in excess of two cents ($0.02).

                    (vi) Notwithstanding anything to the contrary in Section 4(e)(iv), any event resulting in an adjustment under Section 4(e)(iv) will not result in an adjustment to the Conversion Price Floor if the consideration per share of Common Stock (or other securities) received by the Corporation in the transaction resulting in such adjustment is at least 90% of the Minimum Trigger Price.

                    (vii) If any adjustment under this Section 4(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

           SECTION 5. REDEMPTION EVENTS.

                (a) A "Redemption Event" occurs if:

                    (1) the Corporation defaults in effecting a conversion of shares of the Series B Convertible Preferred Stock in accordance with the provisions hereof (provided such default was (i) voluntarily caused or permitted by the Corporation, (ii) not due to some legal inability and (iii) otherwise within the Corporation's reasonable control) and such default continues for a period of 10 days; or

                    (2) the Corporation defaults in the payment of the stated value of or dividends on the Series B Convertible Preferred Stock when due (provided such default was (i) voluntarily caused or permitted by the Corporation, (ii) not due to some legal inability and (iii) otherwise within the Corporation's reasonable control) and any such default continues for a period of 10 days; or

                    (3) the Corporation's Common Stock ceases to be listed or traded on an Approved Market; or

                    (4) the Corporation shall repurchase or redeem any shares of Common Stock or any Junior Securities or Pari Passu Securities (as such terms are defined herein).

                (b) If a Redemption Event occurs and is continuing, the Holder of shares of the Series B Convertible Preferred Stock may demand that the Corporation redeem its shares in cash at a price equal to 115% of
           (i) the stated value plus (ii) dividends accumulated thereon until such date of redemption.


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           SECTION 6. CHANGE OF CONTROL.

                A "Change of Control Transaction" shall mean, (i) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, (ii) a consolidation or merger of the Corporation with or into any other "Person" (as defined in the Exchange Act) (whether or not the Corporation is the surviving Person, but other than a merger or consolidation (1) whereby the stockholders of the Corporation immediately preceding the merger or consolidation continue to own greater than 50% of the voting power attributable to the capital stock of the surviving Person in such merger or consolidation that is normally entitled to vote in the election of directors, managers or trustees, as applicable or (2) in which the surviving Person (x) is listed on the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange and (y) has a market capitalization immediately prior to such merger or consolidation of at least $250,000,000), or (iii) any Person or any "group" (as such term is used in Section 13(d) of the Exchange Act), becomes the beneficial owner or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power of the capital stock of the Corporation normally entitled to vote in the election of directors of the Corporation (other than (A) any Person or any such group that held such voting power as of the Initial Issuance Date or (B) any group that holds such voting power subsequent to the Initial Issuance Date, provided that the Persons that constitute such group include the Person or a majority of the members of, and at least 50% of the voting power held by, a group referenced in the foregoing clause (A)).

                Upon the notice or occurrence of, or announcement of the Corporation's intent (or a third party's or parties' intent in the case of Change of Control Transaction of the type set forth in clause
           (iii) of the definition of a Change of Control Transaction) to engage in a Change of Control Transaction, the Series B Convertible Preferred Stock shall thereupon be convertible in full, notwithstanding any limitations set forth in Section 4 hereof other than the 9.9% Limitation; provided that the Holder's ability to convert the Series B Convertible Preferred Stock shall cease three
           (3) trading days prior to the consummation of a Change of Control Transaction of the type set forth in clauses (i) and (ii) of the definition thereof. In addition, upon either the notice of, or the announcement of the Corporation's intent to engage in, a Change of Control Transaction (of the type set forth in clauses (i) and (ii) of the definition thereof), the Holder shall have the right, up to and including the third trading day prior to the date of effectiveness of such Change of Control Transaction, to elect to convert the Series B Convertible Preferred Stock (subject to the 9.9% Limitation) into a number of shares equal to 125% of the amount into which such Series B Convertible Preferred Stock would otherwise be convertible, which conversion, in the case of such Change of Control Transaction, shall be conditioned upon and shall be effective immediately prior to consummation of such Change of Control Transaction. If the Holder does not make such an election, the outstanding shares of Series B Convertible Preferred Stock shall be deemed automatically converted into shares of Common Stock immediately prior to the consummation of such Change of Control Transaction, and the Holder shall receive the same consideration that a holder of Common Stock is entitled to receive in connection with such Change of Control Transaction as if it held shares of Common Stock as of such date.

                The Corporation shall promptly mail written notice to the Holder of either the occurrence of, or the announcement of the Corporation's intent to engage in, a Change of Control Transaction (with a copy sent by facsimile), but in any event such notice (other than, if applicable, in the case of a Change of Control Transaction of the type set forth in clause (iii) of the definition of a Change of Control Transaction) shall not be given less than twenty (20) days prior to the effective date of such Change of Control Transaction.

           SECTION 7. REACQUIRED SHARES.

                Any shares of the Series B Convertible Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of the Series B Convertible Preferred Stock and shall be retired promptly after the acquisition thereof. All such shares of the Series B Convertible Preferred Stock upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Corporation Law shall become authorized but unissued shares of Preferred Stock.

           SECTION 8. EQUALITY.

                All Holders of Series B Convertible Preferred Stock shall be subject to the same terms and conditions as set forth herein. No Holders of Series B Convertible Preferred Stock shall be entitled to or receive terms that are more favorable than those given to any other Holder of Series B Convertible Preferred Stock. In the event a Holder of Series B Convertible Preferred Stock is given by the Corporation or receives from the Corporation terms more favorable than those given by the Corporation or received from the Corporation by any other Holder of Series B Convertible Preferred Stock, then in such event all Holders of Series B Convertible Preferred Stock shall be given and entitled to those more favorable terms.

           SECTION 9. REGISTERED HOLDER.

                The Corporation may for all purposes treat the holder of shares of the Series B Convertible Preferred Stock registered on the books of the Corporation as the Holder, notwithstanding any notice or claim by any other Person with respect to any interest in such shares.

           SECTION 10. VOTING RIGHTS.

                (a) Prior to conversion thereof, Holders of the Series B Convertible Preferred Stock shall not be entitled to any of the rights of a holder of Common Stock, including without limitation, the right to vote or to attend any meetings of common stockholders or any other proceedings of the Corporation and shall only be entitled to such voting rights as are provided by Delaware law and as set forth in clause (b) below.

                (b) So long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of majority of the outstanding shares of Series B Convertible Preferred Stock: (A) alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock; (B) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Convertible Preferred Stock; (C) create or issue any Senior Securities (as defined in Section 10 below); (D) create or issue any Pari Passu Securities (as defined in Section 10 below); (E) increase the authorized number of shares of Series B Convertible Preferred Stock; and (F) do any act or thing not authorized or contemplated by this Certificate of Designation that would result in any taxation with respect to the Series B Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof). Notwithstanding the foregoing, any Holder (and all of its, his or her successors and assigns) shall be bound by any waiver or other amendment, modification or other agreement set forth in writing and signed by such Holder or otherwise obtained in accordance with the immediately preceding sentence.

           SECTION 11. RANK.

                All shares of the Series B Convertible Preferred Stock shall rank (i) prior to the Common Stock, the Company's Series A Junior Participating Convertible Preferred Stock and prior to any class or series of capital stock of the Corporation hereafter created other than any series or class of capital stock of the Corporation (A) that has been consented to by the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, and (B) that specially, by its terms, ranks senior to or pari passu with the Series B Convertible Preferred Stock (the Common Stock, the Company's Series A Junior Participating Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created that does not specifically, by its terms, and in accordance with the terms of this Section 10, rank senior to or pari passu with the Series B Convertible Preferred Stock being hereinafter referred to collectively as "Junior Securities"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (A) that has been consented to by the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock and (B) that, specifically by its terms and in accordance with the terms of this Section 10, ranks on parity with the Series B Convertible Preferred Stock (the "Pari Passu Securities"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (A) that has been consented to by the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock and
           (B) that specifically, by its terms, ranks senior to the Series B Convertible Preferred Stock (all of the foregoing, collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

           SECTION 12. LIQUIDATION PREFERENCE.

                (a) If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities and, together with the Holders of Series B Convertible Preferred Stock, the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as hereinafter defined) with respect to each share of Series B Convertible Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Convertible Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                (b) The purchase or redemption by the Corporation of stock of any class or series, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

                (c) The "Liquidation Preference" with respect to a share of Series B Convertible Preferred Stock means an amount equal to the stated value thereof plus any other amounts that may be due from the Corporation with respect thereto pursuant to this Certificate of Designation (including, without limitation, accrued and unpaid dividends and redemption premiums), the Securities Purchase Agreement or the Registration Rights Agreement. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof and, as applicable, any other agreements related thereto.

           SECTION 13. LOST OR DESTROYED CERTIFICATES.

                If a Series B Convertible Stock Certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of such mutilated Series B Convertible Stock Certificate, or in lieu of or in substitution for a lost, stolen or destroyed Series B Convertible Stock Certificate, a new Series B Convertible Stock Certificate for the Series B Convertible Stock Certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Series B Convertible Stock Certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

           SECTION 14. CERTAIN DEFINITIONS.

                (a) Business Day. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the City of New York.

                (b) Trading Day. For purposes hereof, the term "trading day" shall mean any day on which the principal market on which the Common Stock is traded is open for business.

                (c) Person. For purposes hereof, the term "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

           SECTION 15. WAIVER.

                Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Series B Convertible Preferred Stock. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations of the Series B Convertible Preferred Stock. Any waiver must be in writing.

           SECTION 16. UNENFORCEABLE PROVISIONS.

                If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the remaining provisions of thereof shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

           SECTION 17. COPIES OF AGREEMENTS, INSTRUMENTS, DOCUMENTS.

                Copies of any of the agreements, instruments or other documents referred to in this Certificate of Designations shall be furnished to any Holder of Series B Convertible Preferred Stock upon written request to the Corporation at its principal place of business.

           SECTION 18. NOTICES.

                All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to the Series B Convertible Preferred Stock shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid, or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below: (i) if to the Corporation, to: Computer Motion, Inc., 130 Cremona Drive, Goleta, California 93117, Attention: Gordon Rogers, Facsimile No.: (805) 685-9277 (or to such other address of which notice has been given as herein provided, with copies (which shall not constitute notice) to: Stadling, Yocca, Carlson & Rauth, 600 Newport Center Drive, Suite 1600, Newport Beach, CA 92660, Attention: Lawrence Cohn, Facsimile No.: (949) 725-4100; and (ii) if to the Holder, to the address of the registered holder according to the books and records of the Corporation or its transfer agent. Notice shall be deemed given on the date so served, deposited for mailing, transmitted by hand delivery, telegram, telex or facsimile or delivered to a reputable air courier for delivery as contemplated above and shall be deemed received on the date so served, if served or transmitted by hand delivery, telegram, telex or facsimile, one business day after being so delivered to a reputable air courier for delivery as contemplated above or three business days after being so mailed as contemplated above.

        IN WITNESS WHEREOF, COMPUTER MOTION, INC. has caused this Certificate of Designations to be executed by its Chief Executive Officer and attested to by its Chief Financial Officer and Secretary this 16th day of February, 2001.


                                               COMPUTER MOTION, INC.


                                               /s/ Robert W. Duggan
                                               ---------------------------------
                                                   Robert W. Duggan,
                                                   Chief Executive Officer


ATTEST:


/s/ Gordon L. Rogers
--------------------------------
    Gordon L. Rogers, Chief
    Financial Officer
    and Secretary